                                                                    Exhibit 10.4

                   SEPARATION AGREEMENT AND GENERAL RELEASE


          This Separation Agreement and General Release (this "Agreement") is made and entered into this 9th day of October, 1998, by and between William
L. Rush ("Rush"), a resident of the State of Minnesota, and Nutrition Medical, Inc. (the "Company"), a Minnesota corporation.

          WHEREAS, Rush was employed as President and Chief Executive Officer of the Company from July 1993 through August 31, 1998;

          WHEREAS, Rush resigned his employment with the Company effective August 31, 1998;

          WHEREAS, Rush and the Company are currently parties to that certain Executive Employment Agreement, effective as of October 1, 1996, by and between the Company and Rush which amended and restated in its entirety that certain Executive Employment Agreement dated September 18, 1996 by and between Rush and the Company (as so amended and restated, the "Employment Agreement");

          WHEREAS, pursuant to Section 4.7 of the Employment Agreement, the parties thereto may terminate the Employment Agreement at any time upon such terms or conditions as such parties may agree;

          WHEREAS, Rush has negotiated with the Company regarding the terms and conditions of his resignation and separation from the Company;

          WHEREAS, Rush and the Company desire to settle all disputes related directly or indirectly to Rush's employment with the Company, and Rush's resignation from employment, in accordance with the terms and conditions set forth in this Agreement; and

          WHEREAS, Rush desires to enter into a consulting agreement (the "Consulting Agreement") with GalaGen, Inc. ("GalaGen") pursuant to which Rush would disclose to GalaGen certain confidential information related to the Company's critical care business, subject to the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Rush and the Company agree as follows:

          1. TERMINATION OF EMPLOYMENT AGREEMENT. Pursuant to Section 4.7 of the Employment Agreement, the parties hereto hereby terminate the Employment Agreement upon the terms and conditions set forth in this Agreement.

          2. RESIGNATION OF RUSH. Rush agrees and acknowledges that he resigned voluntarily as President and Chief Executive Officer of the Company on August 31, 1998 and, effective as of August 31, 1998, does not serve in any capacity as an employee of the Company.

          3. COMPENSATION TO RUSH. The Company will provide Rush with the following payments and benefits:

          (a)  The Company shall pay Rush $7,900 on the date hereof.

          (b)  The Company shall pay Rush $87,100 on October 26, 1998.

          (c) On or prior to October 26, 1998, the Company shall transfer its beneficiary rights under its key man life insurance policy on Rush (Northwestern Mutual Life policy no. 13-775-828) to a designee of Rush's choice.

          (d) On or prior to October 26, 1998, and contingent upon Rush assuming or obtaining a discharge of all of the Company's payment obligations (such payment obligations being equal to $1,000 per month from October 1998 through and including December 1998) to Rousar & Associates under the International Sales Broker Agreement, dated as of December 1, 1997, by and between the Company and Rousar, Rush shall receive $4,000 of the cash surrender value of the Company's split dollar life insurance policy on Rush (Northwestern Mutual Life policy no. 14-240-880).

          (e)  The Company shall pay Rush $17,642 on October 31, 1998.

          (f) Rush shall have the option (the "Option") to purchase 25,000 shares of the Company's common stock, $.04 par value, at a per share exercise price of $14.00, subject to the terms and conditions of the Company's 1995 Long-Term Incentive and Stock Plan. The Option was granted to Rush under the terms of the Employment Agreement and was fully vested as to 12,500 of such shares on April 1, 1998. The Option as to the remaining 12,500 shares will vest as of the date hereof. The Option will be canceled on the second anniversary of the date hereof with respect to shares that have not been purchased by Rush prior to such date pursuant to the Option.

          (g) On or prior to October 26, 1998, the Company shall pay Rush for all accrued but unpaid vacation pay.

Notwithstanding the foregoing, the Company shall have no obligation to make the payments required by, or transfer its beneficiary rights pursuant to, paragraphs 3(b), 3(c), 3(d), 3(e) and


                                      -2-

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3(g) if Rush exercises his right to rescind or revoke this Agreement as far as it extends to potential claims under Minn. Stat. Ch. 363 or the Age Discrimination in Employment Act pursuant to Paragraph 10(a) or 10(c), respectively.

          4. NO LEGAL ENTITLEMENT TO COMPENSATION AND BENEFITS. Rush agrees and acknowledges that the Company has no legal obligation absent an agreement between the parties hereto to provide the compensation and benefits described in Paragraph 3 and that the Company has agreed to provide Rush such compensation and benefits to reach an expeditious and amicable resolution regarding the terms and conditions of Rush's resignation. Rush agrees that he was not entitled to any of the compensation and benefits specified in Paragraph 3 absent his execution of this Agreement.

          5. INCLUSIVE OF ALL INCOME AND OTHER BENEFITS. Rush agrees that the compensation and benefits described in Paragraph 3 shall take the place of, and discharge, any obligations of the Company to Rush for compensation or any other expectations of payment or benefit on the part of Rush, including, without limitation, all obligations of the Company to Rush under the Employment Agreement.

          6. PROPRIETARY INFORMATION. Rush acknowledges that during his employment with the Company, he has been exposed to and acquired confidential, proprietary and trade secret information belonging to the Company and the Company's customers ("Confidential Information"), including, without limitation, designs, processes, formulae, plans, devices and material, directly or indirectly, useful in any aspect of the Company's business, past, current or anticipated products or services, customer and supplier lists, development and research work, business strategies, plans and proposals, financial, employee and personnel data and information and purchasing, accounting, marketing, selling and services information. Rush understands and agrees that such Confidential Information has been disclosed to him in confidence and for the sole benefit of the Company. Rush agrees that beginning on the date of this Agreement he, Medical Nutrition, Inc. and any other entity directly or indirectly controlled by Rush will (i) diligently protect the confidentiality of all Confidential Information; (ii) not disclose or communicate any Confidential Information to any third party without the consent of the Company; and (iii) not make use of Confidential Information on his own behalf or on behalf of any third party. Rush agrees that any unauthorized disclosure or use of such Confidential Information to or on behalf of third parties would cause irreparable harm to the confidential status of such information and to the Company, and, therefore, the Company shall be entitled to an injunction prohibiting any such disclosure, use, or threatened disclosure or use. The foregoing obligations of confidentiality shall not apply to any knowledge or information that is now or subsequently becomes generally publicly known, other than as a direct or indirect result of a breach of this Agreement by Rush. Notwithstanding the foregoing, Rush may disclose to GalaGen, pursuant to the Consulting Agreement, Confidential Information related to the Company's critical care business; provided, however, that if the Company does not sell its critical care business to GalaGen prior to December 31, 1998, Rush may no longer disclose such information.

          Rush expressly acknowledges that the terms of this Paragraph 6 shall survive the expiration or termination of other agreements or duties in this Agreement.

          7. COMPANY PROPERTY. Rush represents that he has not and will not remove any Confidential Information or other property from the Company's premises, including, without limitation, all documents, reports, manuals, business plans, minutes, memoranda, computer software, computer databases, computer print-outs, member or customer lists, credit cards, keys, identification, products, access cards, and all other tangible property relating in any way to the business of the Company, even if Rush authored, created or assisted in authoring or creating such property. Rush agrees that within fifteen (15) days of the date of this Agreement, he will return to the Company all Confidential Information and other Company property currently in his possession or under his control.

          8. DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND OTHER WORKS. Rush shall promptly disclose to the Company in writing (i) all ideas, improvement and discoveries, whether or not such are patentable or copyrightable, and whether or not in writing or reduced to practice ("Inventions") and (ii) all writings, drawings, diagrams, charts, tables, databases, software (in object or source code and recorded on any medium), and any other works of authorship, whether or not such are copyrightable ("Works of Authorship"), which are conceived, made, discovered, written or created by Rush alone or jointly with another person, group or entity, whether during the normal hours of his employment at the Company or on his own time, during the term of Rush's employment with the Company and until August 31, 1998. Rush hereby assigns all rights to all such Inventions and Works of Authorship to the Company. Rush will give the Company all the assistance it reasonably requires for the Company to perfect, protect, and use its rights to such Inventions and Works of Authorship. Rush shall sign all such documents, take all such actions and supply all such information that the Company considers necessary or desirable to transfer or record the transfer of Rush's entire right, title and interest in such Inventions and Works of Authorship and to enable the Company to obtain exclusive patent, copyright, or other legal protection for Inventions and Works of Authorship anywhere in the world, provided the Company shall bear all reasonable expenses of Rush in rendering such cooperation. Notwithstanding the above, the following shall not be deemed Inventions or Works of Authorship assigned to the Company by Rush hereunder: any invention or work of authorship for which no equipment, supplies, facility or Confidential Information of the Company was used and which was developed entirely on Rush's own time, and which (a) does not relate (i) directly to the business of the Company or (ii) to which the Company's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Rush for the Company.

          9.   FULL COMPROMISE AND GENERAL RELEASE.

          (a) Full Compromise. Rush agrees that the payment and acceptance of the consideration described in Paragraph 3 is in full, final, and complete compromise, settlement, and satisfaction of any and all claims relating directly or indirectly to (i)


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     Rush's hiring by the Company, (ii) Rush's employment with the Company,
     (iii) Rush's resignation from employment with the Company, and (iv) claims Rush could have asserted in any litigation against the Company or any of the "Released Parties" as that term is defined in Paragraph 9(b).

          (b) General Release. For the considerations expressed in this Agreement, Rush, for and on behalf of himself and his heirs, administrators, executors, successors and assigns, agrees to, and hereby does, release, acquit, and forever discharge the Company and its affiliates, subsidiaries, and related companies, and the current and former directors, officers, members, agents, attorneys, servants, independent contractors and employees of the Company and all of its related entities (the "Released Parties"), from any and all claims, whether direct or indirect, fixed or contingent, known or unknown, which Rush ever had, has, or may claim to have, for, upon, or by reason of any matter, act or thing prior to the date of this Agreement, including, but not limited to, any cause of action Rush could have asserted in any litigation against any of the Released Parties, any cause of action or claim relating to Rush's association with or employment by the Company, and/or any cause of action or claim relating to Rush's decision to resign. The General Release of this Paragraph 9 specifically encompasses, but is not limited to, claims that could be brought under the Minnesota Human Rights Act, Minn. Stat. Section 363.01 et seq.; Title VII of the Civil Rights Act, 42 U.S.C. Section 2000e, et seq., as amended by the Civil Rights Act of 1991; the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. (the "Age Discrimination in Employment Act"); the Americans With Disabilities Act, 42 U.S.C. Sections 12101-12213; the Employee Retirement Income Security Act (ERISA), 29 U.S.C. Section 1001, et seq.; the Fair Labor Standards Act, 29 U.S.C. Section 201, et seq.; the National Labor Relations Act, 29 U.S.C. Section 151, et seq.; the Worker Adjustment Retraining and Notification Act, 29 U.S.C. Section 2101, et seq.; and any other federal or state statute, or local ordinance, including any attorneys' fees, liquidated damages, punitive damages, costs or disbursements that could be awarded in connection with these or any other statutory claims.

          The General Release of this Paragraph 9 also specifically encompasses any and all claims grounded in contract or tort theories, including, but not limited to, breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of employee handbooks, manuals or other policies; wrongful discharge; wrongful discharge in violation of public policy; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel and slander, discharge defamation and self-defamation; intentional or negligent infliction of emotional distress; negligence; breach of fiduciary duty; negligent hiring, retention or supervision; whistleblower claims; and/or any other contract or tort theory based on either intentional or negligent conduct of any kind, including any attorneys' fees, liquidated damages, punitive damages, costs or disbursements that could be awarded in connection with these or any other common law claims. The Company and Rush agree that, by signing this

     Agreement, Rush does not waive any claims arising after the execution of this Agreement.

          10.  RIGHT TO CONSIDER AND RESCIND THIS AGREEMENT.

          (a)  Right to Rescind or Revoke under Minn. Stat. Ch.
363. Rush has been informed of his right to rescind this Agreement as far as it extends to potential claims under Minn. Stat. Ch. 363 (prohibiting discrimination in employment) by written notice to the Company within fifteen (15) calendar days following his execution of this Agreement. To be effective, such written notice must be delivered either by hand or by mail, to Richard J. Hegstrand, 9850 51st Avenue North, Suite 110, Minneapolis, Minnesota 55442 (phone number: 612-551-9595), within the 15-day period. If a notice of rescission is delivered by mail, it must be: (i) postmarked within the 15-day period, (ii) properly addressed to Richard J. Hegstrand at the above address and (iii) sent by certified mail, return receipt requested.

          (b) Right to Consider under the Age Discrimination in Employment Act. Rush understands that he has twenty-one (21) days to consider whether he should agree to release his claims, if any, under the Age Discrimination in Employment Act. Rush further understands, however, that he is not required to take the entire 21-day period to decide whether he wishes to release his claims, if any, under the Age Discrimination in Employment Act, and that he may do so on an accelerated basis without prejudice to his own or the Company's rights under this Agreement.

          (c) Right to Rescind or Revoke under the Age Discrimination in Employment Act . Rush understands that he has the right to rescind the release of his claims, if any, under the Age Discrimination in Employment Act, for any reason, within seven (7) days after he signs this Agreement. Rush understands that the release of his claims, if any, under the Age Discrimination in Employment Act, will not become effective or enforceable unless and until he executes this Agreement and the applicable rescission period has expired. Rush understands that if he wishes to rescind, the rescission must be in writing and must be hand-delivered or mailed to the Company. To be effective, such written notice must be delivered either by hand or by mail, to Richard J. Hegstrand, 9850 51st Avenue North, Suite 110, Minneapolis, Minnesota 55442 (phone number: 612-551-9595), within the 7-day period. If a notice of rescission is delivered by mail, it must be: (i) postmarked within the 7-day period, (ii) properly addressed to Richard J. Hegstrand at the above address and (iii) sent by certified mail, return receipt requested.

          Rush understands that even if he elects to rescind his agreement to release his claims, if any, under the Age Discrimination in Employment Act or Minn. Stat. Ch. 363 (prohibiting discrimination in employment), this rescission shall have no effect or consequence whatsoever on the release of any other claims Rush released pursuant to this Agreement, as set forth above.

          11. TERMINATION OF RIGHT TO INCUR EXPENSES, OBLIGATIONS OR LIABILITIES. Rush understands and agrees that effective August 31, 1998, he was and is no longer authorized to incur any expenses, obligations or liabilities on behalf of the Company, and, if contacted by suppliers or customers of the Company, Rush will inform such entities that he is no longer authorized to act on behalf of the Company.

          12. NO ADMISSION OF FAULT. Rush and the Company agree that their willingness to enter into this Agreement does not constitute and should not be construed as any admission of liability or fault on the part of Rush or the Company or any of the Released Parties, and the Company specifically disclaims any liability to, or wrongful acts against, Rush or any other person, on the part of itself and the Released Parties.

          13. TERMINATION OF THIS AGREEMENT. It is agreed that the compensation and benefits specified in Paragraph 3 of this Agreement are subject to immediate termination in the event that Rush takes any action or engages in any conduct which is injurious to the Company. For the purposes of this Paragraph 13, conduct by Rush that is injurious to the Company is defined as (i) deliberate disclosure of Confidential Information; (ii) deliberate misrepresentation of the affairs, practices, or financial condition of the Company or its officers, directors or employees; (iii) the deliberate failure to cooperate in such manner as the Company may reasonably request in the location and/or transfer of records relating to the Company which were entrusted to, or in the control of, Rush while employed by the Company.

          14. CONFIDENTIALITY. Rush agrees that it is the intent of the parties to maintain the complete confidentiality of the terms of this Agreement and the negotiations leading to this Agreement. Therefore, Rush agrees that he will not publicize, and will take all prudent steps to ensure the confidentiality of, this Agreement. The only comment Rush will make about his resignation from the Company is that he resigned voluntarily and that all matters relating to his employment with the Company have been resolved to the mutual satisfaction of the parties. Notwithstanding the terms of this Paragraph 14, Rush shall be entitled to disclose the terms of this Agreement to his lawyers, tax advisors, accountants, and immediate family if required by law or on the condition that those to whom such disclosure is made also will be bound by the terms of this Paragraph 14.

          15. COMPLETE AGREEMENT. This Agreement contains the entire agreement between the parties. Rush hereby affirms that his rights to compensation and/or benefits from the Company are specified exclusively and completely in this Agreement. Any modification of, or addition to, this Agreement must be in a writing signed by Rush and by an authorized representative of the Company.

          16. SEVERABILITY. Rush and the Company agree that should any provision of this Agreement be held invalid or illegal, such illegality shall not invalidate the whole of this Agreement, but rather, the Agreement shall be construed as if it did not contain the illegal part, and the rights and obligations of the parties shall be construed accordingly.

          17. EFFECT ON SUCCESSORS. This Agreement is personal to Rush and may not be assigned by Rush without the written agreement of the Company. This Agreement shall be binding on the Company, its successors and assigns.

          18. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Minnesota.

          19. KNOWING AND VOLUNTARY AGREEMENT. Rush agrees that he has entered into this Agreement knowingly and voluntarily. Rush further acknowledges that he has had the opportunity to be represented by counsel in connection with the negotiation and preparation of this Agreement and have any terms of this Agreement explained to him. Rush also acknowledges that the Company has recommended that he consult legal counsel to assist him in understanding all terms of this Agreement before executing this Agreement. Rush further affirms that he understands the meaning of the terms of this Agreement and their effect and agrees that the provisions set forth in the Agreement, including, but not limited, to Paragraphs 2, 3, 9 and 10 are written in language understandable to Rush.

          IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Dated: October 9, 1998                      /s/ William L. Rush
                                            ----------------------------------
                                            William L. Rush


                                            NUTRITION MEDICAL, INC.


                                            By /s/ Richard J. Hegstrand
                                               -------------------------------
                                             Its  Chief Operating Officer
                                                 -----------------------------